Exhibit 23.1

PETERSON SULLIVAN PLLC

CERTIFIED PUBLIC ACCOUNTANTS	Tel 206.382.7777 ● Fax 206.382.7700
601 UNION STREET, SUITE 2300	http://www.pscpa.com
SEATTLE, WASHINGTON 98101

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Post-Effective Amendment No. 1 to Form SB-2 dated May 22, 2007, of Impart Media Group ("the Company"), of our report dated April 11, 2007, on our audit of the consolidated balance sheets of the Company as of December 31, 2006, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2006 and 2005.

Our report contains an explanatory paragraph that states that the Company has experienced recurring losses from operations.  This raises substantial doubt about the Company's ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We also consent to the reference to our firm under the caption "Experts."

/S/ PETERSON SULLIVAN PLLC

May 22, 2007
Seattle, Washington